ATSG Provides Outlook for Fleet Transitions in 2023 and Beyond

WILMINGTON, Ohio – February 6, 2023 – Air Transport Services Group, Inc. (Nasdaq: ATSG) today provided outlook guidance for changes in its operating fleet of cargo aircraft. The guidance is in anticipation of meetings that ATSG executives will hold with investors on February 7, 2023, at the Stifel Transportation and Logistics Conference in Amelia Island, Florida.
At the conference, ATSG will maintain guidance provided on November 3, 2022, for full-year 2022 Adjusted Earnings Before Interest, Taxes and Depreciation. Fourth quarter and full year 2022 results will be announced in late February 2023.
Regarding its outlook for cargo aircraft leases and subsidiary airline operations in 2023 and beyond, ATSG expects to:
•Through its Cargo Aircraft Management (CAM) subsidiary, complete the passenger-to-freighter conversion and deliver fourteen Boeing 767-300 freighter aircraft in 2023 and sixteen in 2024, most of which will be leased to customers based outside the United States.
•Complete the passenger-to-freighter conversion and deliver at least six Airbus A321-200 cargo aircraft to fulfill lease orders from customers based in Europe and Asia. A similar number of Airbus A321-200 cargo conversions and deliveries are anticipated in 2024. Deliveries and dry leases, however, are pending regulatory review by the European Union Aviation Safety Agency (EASA). ATSG anticipates EASA approvals for the A321-200 design it developed via a joint venture before mid-year 2023.
•Begin the passenger-to-freighter conversion of what it expects to become a leased fleet of thirty Airbus A330-300s, equal to the number for conversion slots it holds. CAM expects to begin leasing A330 freighters in 2024 and continuing into 2028. It has already received customer commitments to lease more than two thirds of those A330 freighters, which are medium widebody aircraft that perform regional missions, but with greater payload and range than Boeing 767-300 freighters.
•Continue to lease into 2024 four of twelve Boeing 767-200 freighters currently leased to Amazon and operated by ATSG’s cargo airlines. Leases for the other eight are due to expire between May and September 2023. CAM expects to retire at least three of the eight due to airframe cycle limitations and utilize the engines removed to support other 767-200 lease customers. CAM expects to re-lease and/or sell the remaining five 767-200 freighters which Amazon may not extend.
•Operate 767 freighters dedicated to principal customers DHL and Amazon for reduced schedules and fewer block hours per aircraft across the United States in the first half of 2023 versus 2022. Both companies are adjusting their ground and air distribution and fulfillment networks in the United States to conform to reduced U.S. economic growth and consumer spending levels in the first half of 2023. ATSG’s passenger aircraft operations are likely to face similar effects.
Rich Corrado, president and CEO of ATSG, said, “Despite the macroeconomic headwinds, we expect moderate Adjusted EBITDA growth for ATSG in 2023, reflecting the resilience of our business model. Demand to lease the newly converted freighter types we offer remains as strong as ever. The entry into new Airbus platforms along with the significant increase in leasing deliveries will increase our capital expenditures above 2022 levels. But clearly, 2023 will be a transition year for us, due to both a changing mix of leased freighters in service, and changes in flight schedules from customers of our U.S. airlines. I look forward to sharing our outlook for 2023 in more detail when we report our fourth-quarter 2022 earnings results in late February.”

About ATSG
ATSG is a leading provider of aircraft leasing and cargo and passenger air transportation and related services to domestic and foreign air carriers and other companies that outsource their cargo and passenger airlift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause Air Transport Services Group, Inc.'s ("ATSG's") actual results to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to: (i) the extent to which changes in market conditions impact the number, timing, and scheduled routes of aircraft deployments to new and existing customers; (ii) the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration, which may be impacted by global supply chain disruptions; (iii) our operating airlines' ability to maintain on-time service and control costs; (iv) our ability to remain in compliance with key agreements with customers, lenders and government agencies; (v) persistent elevated rates of inflation and changes in general economic and/or industry-specific conditions such as higher labor costs, increases in interest rates, an economic recession, and downturns in customer business cycles; (vi) the impact arising from COVID-19 outbreaks, including the emergence of COVID-19 variants; (vii) mark-to-market changes on certain financial instruments; and (viii) other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. Except as may be required by applicable law, ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-366-2303